EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200677 on Form S-8 of our reports dated March 14, 2017, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. (the “Company,”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 14, 2017